Exhibit 10.1

EXECUTION VERSION

SECOND AMENDMENT AND JOINDER TO TERM LOAN AND SECURITY AGREEMENT

This Second Amendment and Joinder to Term Loan and Security Agreement (“Amendment”), dated effective as of July 28, 2022 (the “Effective Date”), is entered into by and between Direct Digital Holdings, LLC, a Texas limited liability company (“Borrower”), Colossus Media, LLC, a Delaware limited liability company (“Colossus”), Huddled Masses LLC, a Delaware limited liability company (“HM”), Orange142, LLC, a Delaware limited liability company (“Orange”) and Universal Standards for Digital Marketing, LLC, a Delaware limited liability company (“USDM” and together with Colossus, HM, and Orange, “Existing Guarantors” and each individually an “Existing Guarantor”), Direct Digital Holdings, Inc., a Delaware corporation (“Joining Guarantor” and together with the Existing Guarantors, collectively, the “Guarantors”, and each a “Guarantor” and together with Borrower, collectively, the “Credit Parties”, and each a “Credit Party”), Lafayette Square Loan Servicing, LLC, as agent for the Lenders (“Agent”), and the Lenders party hereto.

RECITALS:

WHEREAS, the Borrower, the Existing Guarantors, the Lenders and Agent entered into that certain Term Loan and Security Agreement dated as of December 3, 2021 (as amended, supplemented, or otherwise modified up to the date hereof, the “Existing Loan Agreement”; the Existing Loan Agreement as may be further amended, supplemented or otherwise modified from time to time, including by this Amendment, the “Loan Agreement”);

WHEREAS, the Borrower, each Existing Guarantor, Agent, and the Lenders agree to join Joining Guarantor as a Guarantor under the Loan Agreement and amend the Existing Loan Agreement as set forth herein; and

WHEREAS, Agent and the Lenders are willing to join Joining Guarantor as a Guarantor under the Loan Agreement and amend the Existing Loan Agreement under the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Credit Parties, Agent, and the Lenders hereby agree as follows:

1.             Same Terms. The capitalized terms used in this Amendment and not defined herein shall have the same meanings as provided therefor in the Loan Agreement, unless the context hereof otherwise requires or provides.

2.             Joinder of Joining Guarantor.

(a)           Upon the effectiveness of this Amendment, (i) Joining Guarantor joins in as, assumes the duties, obligations, indebtedness, liabilities, covenants and undertakings of, adopts the role of and adopts and agrees to be bound by the obligations, liabilities of, and becomes a Guarantor and a Credit Party under the Loan Agreement and the Other Documents, and (ii) all references to any “Guarantor”, the “Guarantors”, and/or to any “Credit Party” or the “Credit Parties” (or similar words) contained in the Loan Agreement and the Other Documents are hereby deemed for all purposes to also refer to and include Joining Guarantor as a Guarantor or a Credit Party, as the case may be, in each case under the foregoing clauses (i) and (ii) as if Joining Guarantor was an original signatory to the Loan Agreement and the Other Documents in such capacities, and the Loan Agreement and the Other Documents are hereby deemed amended, as appropriate, to so provide.

(b)           Without limiting the generality of subsection (a) above, to secure the prompt payment and performance to Agent and each Lender (and each other holder of any Obligations) of the Obligations, (i) Joining Guarantor (x) hereby assigns, pledges and grants to Agent, for its benefit and for the ratable benefit of Agent and each Lender, a continuing security interest in and Lien upon all of its Collateral, whether now owned or existing or hereafter created, acquired or arising and wheresoever located, and (y) joins in as, assumes the duties, obligations, indebtedness, liabilities, covenants and undertakings of, adopts the role of and adopts and agrees to be bound by the obligations, liabilities of, and becomes a “grantor” under the Loan Agreement (including, without limitation, Section 4.1 thereof), and (ii) all references to any “grantor” or “grantors” contained in the Loan Agreement (including without limitation Section 4.1 thereof) and the Other Documents are hereby deemed for all purposes to also refer to and include Joining Guarantor as a grantor, in each case under clauses (i) and (ii) as if Joining Guarantor was an original signatory to the Loan Agreement and the Other Documents in such capacity, and the Loan Agreement (including without limitation Section 4.1 thereof) and the Other Documents are hereby deemed amended, as appropriate, to so provide.

(c)           Without limiting the generality of subsection (a) above, Joining Guarantor hereby unconditionally guarantees, as a primary obligor and not merely as a surety, jointly and severally with each other Guarantor when and as due, whether at maturity, by acceleration, by notice of prepayment or otherwise, the due and punctual performance of all Obligations (the “Joining Guarantor Obligations”), and Joining Guarantor acknowledges and agrees and accepts that its obligations and liabilities under the Loan Agreement are joint and several with those of the other Credit Parties and that such joint and several liabilities of Joining Guarantor and the other Credit Parties shall be primary and direct liabilities, constituting a guaranty of payment and not of collection, and not secondary liabilities. In connection with the foregoing, Borrower hereby indemnifies Joining Guarantor from and against any claims, demands, liabilities, obligations, losses, damages, penalties, fines, actions, judgements, suits, costs, charges, expenses and disbursements of any kind or nature whatsoever arising from or relating to any Joining Guarantor Obligations that are payable or paid by Joining Guarantor in connection with the Loan Agreement or any Other Document, and any reasonable expenses arising therefrom or with respect thereto (the “Joining Guarantor Indemnity Rights”), provided that, without the consent of the Lenders, Joining Guarantor shall not exercise or enforce the Joining Guarantor Indemnity Rights until the Obligations (other than Inchoate Obligations) have been paid in full in cash in accordance with the terms of the Loan Agreement, all of the commitments of the Lenders under the Loan Agreement have been terminated, and the Loan Agreement has been terminated.

(d)           Joining Guarantor hereby reaffirms all of the covenants applicable to the Credit Parties contained in the Loan Agreement and the Other Documents and covenants to abide thereby until satisfaction in full of the Obligations.

(e)           For the avoidance of doubt, each reference to “DDH and its Subsidiaries (or DDH Holdings and its Subsidiaries if applicable) on a Consolidated Basis” or substantially similar provisions set forth in the definitions of “Consolidated Excess Cash Flow”, “Consolidated Fixed Charge Coverage Ratio”, “Consolidated Taxes”, Section 1.1(c) of the Loan Agreement or any other provision of the Loan Agreement shall be deemed to refer to “DDH Holdings and its Subsidiaries on a Consolidated Basis”.

3.             Delayed Draw Term Loan

(a)           On the Effective Date, each Lender party hereto shall, severally and not jointly, make a Delayed Draw Term Loan equal to such Lender’s Delayed Draw Term Loan Commitment Percentage of $4,260,000.00. The Effective Date shall be the Delayed Draw Term Loan Funding Date with respect to such Delayed Draw Term Loan. This Amendment shall be deemed to be the Delayed Draw Term Loan Request required pursuant to Section 2.1(b)(ii) of the Loan Agreement and Agent and Lenders hereby agree that (i) this Amendment satisfies the notice requirements set forth in Section 2.1(b)(ii) of the Loan Agreement, (ii) notwithstanding anything set forth in Section 2.1(b)(ii) of the Loan Agreement, the proceeds of the Delayed Draw Term Loan advanced pursuant hereto shall be used to repay in full all obligations and liabilities owing by the Credit Parties to USDM Holdings, Inc. (other than the “Surviving Covenants and Obligations” as defined therein), including without limitation, all obligations with respect to the Common Units Redemption, the Preferred A Redemption, the Preferred B Redemption and all obligations owing pursuant to the Redemption Agreement, and (iii) on the Effective Date and after giving effect to the waiver of the Existing Defaults set forth in Section 6 hereof, each of the conditions precedent set forth in Sections 8.2(a), (b), (g) and (h) of the Loan Agreement are deemed to have been satisfied.

(b)           In accordance with Section 2.1(b)(iv) of the Loan Agreement, the Delayed Draw Term Loan advanced pursuant to this Amendment shall be payable, subject to acceleration upon the occurrence and during the continuance of an Event of Default under the Loan Agreement or termination of the Loan Agreement, and subject to the application of any prepayments in accordance with the terms of the Loan Agreement, in quarterly installments payable on the last day of each fiscal quarter in an amount equal to (x) commencing with the fiscal quarter ending December 31, 2022 through and including the fiscal quarter ending December 31, 2023, $26,250.00, and (y) commencing March 31, 2024 and continuing on the last day of each fiscal quarter thereafter, $52,500.00, with a final installment due at the end of the Term in an amount equal to the entire principal balance thereof.

(c)           Notwithstanding anything to the contrary contained in the Loan Agreement, after giving effect to the Delayed Draw Term Loan made on the Effective Date, the Delayed Draw Term Loan Maximum Amount shall be equal to $0 and Borrower shall not be permitted to request, and no Lender shall be obligated to make, any additional Delayed Draw Term Loan.

(d)           The Delayed Draw Term Loan advanced on the Effective Date shall be evidenced by a Delayed Draw Term Loan Note.

4.             Amendments to Existing Loan Agreement.

(a)           The first paragraph and chart (but for the avoidance of doubt, not the last two paragraphs) set forth in the definition of “Applicable Margin” in Section 1.2 of the Existing Loan Agreement are hereby amended and restated to read in their entirety as follows:

“Applicable Margin” shall mean (a) as of the Second Amendment Date and through and including the date on which the quarterly financial statements of the Credit Parties on a Consolidated Basis required under Section 9.8 hereof for the fiscal quarter ending June 30, 2022 are delivered, the margin corresponding to Level V below (the date of such delivery, the “Initial Adjustment Date”), and (b) effective on the first day of the month following receipt by Agent of the quarterly financial statements of the Credit Parties on a Consolidated Basis and related Compliance Certificate required under Section 9.8 hereof for the fiscal quarter ending subsequent to the Initial Adjustment Date (such first day of the applicable month, an “Adjustment Date”), the Applicable Margin for the Term Loans shall be adjusted, if necessary, to the applicable percent per annum set forth in the pricing table below corresponding to the Consolidated Total Net Leverage Ratio for the trailing four quarter period ending on the last day of the most recently completed fiscal quarter prior to the applicable Adjustment Date:

Level	Consolidated Total Net Leverage Ratio	Applicable Margin
I	Less than or equal to 1.00 to 1.00	7.00%
II	Greater than 1.00 to 1.00 and less than or equal to 1.50 to 1.00	7.50%
III	Greater than 1.50 to 1.00 and less than or equal to 2.00 to 1.00	8.00%
IV	Greater than 2.00 to 1.00 and less than or equal to 2.50 to 1.00	8.50%
V	Greater than 2.50 to 1.00 and less than or equal to 3.00 to 1.00	9.00%
VI	Greater than 3.00 to 1.00 and less than or equal to 3.50 to 1.00	9.50%
VII	Greater than 3.50 to 1.00	10.00%

(b)           The definition of “Consolidated EBITDA” in Section 1.2 of the Existing Loan Agreement is hereby amended and restated to read in its entirety as follows:

“Consolidated EBITDA” shall mean, for any period, for DDH Holdings and its Subsidiaries on a Consolidated Basis, an amount equal to (a) Consolidated Net Income for such period plus, (b) to the extent deducted in determining such Consolidated Net Income, the sum, without duplication, of (i) Consolidated Interest Charges during such period, (ii) all federal, state, local and/or foreign income taxes payable by DDH Holdings and its Subsidiaries during such period, (iii) depreciation expenses of DDH Holdings and its Subsidiaries during such period, (iv) amortization expenses of DDH Holdings and its Subsidiaries during such period, (v) any non-cash loss or expense resulting from any impairment charge or asset write-off or write-down related to intangible assets, long-lived assets and other assets that occurs during such period, (vi) one-time loss associated with debt refinancing, (vii) without duplication, non-recurring actual, documented legal, consulting expenses in an amount up to $500,000 during any 12 month period, and (viii) any cash payments (including all premiums) made with respect to the Key Executive Policies required pursuant to Section 4.21, and minus (c) any extraordinary, non-recurring and/or non-cash gains or income during such period as reported in the monthly, quarterly, and annual financials of DDH Holdings and its Subsidiaries. Notwithstanding the foregoing, Consolidated EBITDA for the calendar months set forth below shall be the amount corresponding to such calendar month set forth below:

Calendar Month Ended	Consolidated EBITDA
September 30, 2020	$597,790.00
October 31, 2020	$255,910.00
November 30, 2020	$209,005.00
December 31, 2020	$430,656.00
January 31, 2021	($93,458.00)
February 28, 2021	$69,508.00
March 31, 2021	$569,059.00
April 30, 2021	$853,598.00
May 31, 2021	$1,088,805.00
June 30, 2021	$1,247,474.00
July 31, 2021	$370,733.00
August 30, 2021	$421,366.00

(c)           The following sentence shall be added to the end of the definition of “Consolidated Excess Cash Flow” in Section 1.2 of the Existing Loan Agreement:

“For the avoidance of doubt, payments with respect to Preferred Equity and obligations owing pursuant to the Redemption Agreement, in each case, made with proceeds of the Delayed Draw Term Loan advanced on the Second Amendment Date shall not be deducted in calculating Consolidated Excess Cash Flow; provided, that it is understood that the principal with respect to the Delayed Draw Term Loan shall constitute Funded Debt and the interest with respect to the Delayed Draw Term Loan shall constitute Consolidated Interest Charges.”

(d)           The definition of “Fee Letter” in Section 1.2 of the Existing Loan Agreement is hereby amended and restated to read in its entirety as follows:

“Fee Letter” shall mean, collectively, (a) the fee letter dated the date hereof among the Borrowers and Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time, and (b) the fee letter dated as of the Second Amendment Date among the Borrowers and Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

(e)           The definition of “Qualified IPO” in Section 1.2 of the Existing Loan Agreement is hereby amended and restated to read in its entirety as follows:

“Qualified IPO” shall mean the issuance of Equity Interests by DDH Holdings in an underwritten primary public offering which had an effective date of February 10, 2022 and closed on February 15, 2022 pursuant to a registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act and pursuant to which the Reorganization Transactions occurred.

(f)            The definition of “Redemption Agreement” in Section 1.2 of the Existing Loan Agreement is hereby amended and restated to read in its entirety as follows:

“Redemption Agreement” shall mean that certain redemption agreement dated as of November 14, 2021, by and between DDH and USDM Holdings, Inc., as amended by that certain Amendment to Redemption Agreement dated as of February 15, 2022, as further amended by that certain Second Amendment to Redemption Agreement dated as of July 28, 2022.

(g)           Section 1.2 of the Existing Loan Agreement shall be amended by adding the following defined term in the appropriate alphabetical order:

“Second Amendment Date” shall mean July 28, 2022.

(h)           Section 6.5(a) of the Existing Loan Agreement is hereby amended and restated to read in its entirety as follows:

(a)            Consolidated Total Net Leverage Ratio. Cause to be maintained, when measured as of each date set forth below, a Consolidated Total Net Leverage Ratio of not more than the amount set forth opposite thereto:

Measurement Dates	Maximum Consolidated Total Net Leverage
December 31, 2021 and the last day of each Fiscal Quarter through and including December 31, 2023	3.50 to 1.00
March 31, 2024 and the last day of each Fiscal Quarter through and including March 31, 2025	3.25 to 1.00
June 30, 2025 and September 30, 2025	3.00 to 1.00
December 31, 2025 and March 31, 2026	2.75 to 1.00
June 30, 2026 and the last day of each fiscal quarter thereafter	2.50 to 1.00

(i)            Clause (j) of Section 7.7 of the Existing Loan Agreement is hereby amended and restated to read in its entirety as follows:

(j)            cash payments to the holders of DDH’s Preferred Equity and cash payments with respect to obligations owing under the Redemption Agreement subsequent to a Qualified IPO to the extent made with proceeds of the Delayed Draw Term Loan made on the Second Amendment Date;

(j)            Section 4.5(c) of the Existing Loan Agreement is hereby amended and restated to read in its entirety as follows:

(c)           Notwithstanding anything contained herein to the contrary and without limiting anything contained herein, Borrower shall use commercially reasonable efforts to deliver or cause to be delivered to Agent duly executed Lien Waiver Agreements in form and substance reasonably satisfactory to Agent with respect to (w) 1177 West Loop South, Suite 1170, Houston, Texas 77027, (x) 716 Congress Avenue, Suite 100, Austin, Texas 78701, (y) each other Real Property that has Collateral with a book or fair market value (whichever is greater) in excess of $250,000 stored or located therein and (z) upon the reasonable request of Agent, any other leased locations where corporate records are maintained.

(k)           Section 4.21 of the Existing Loan Agreement is hereby amended and restated to read in its entirety as follows:

4.21         Promptly, but in any event within one hundred twenty (120) days after the Second Amendment Date, as further security for the payment of the Obligations and the satisfaction by Borrower of all covenants and undertakings contained in this Agreement and the Other Documents, the Borrower shall use commercially reasonable efforts to deliver, for the benefit of Agent and Lenders, a collateral assignment of a key executive life insurance policy owned by Borrower insuring the life of Keith Smith and Mark Walker in the amount of not less than $5,000,000 for each such Person (and an aggregate amount of not less than $10,000,000) issued by an insurer acceptable to Agent in its sole discretion (such policy, the “Key Executive Policy”), and in connection therewith, within such period, Borrower shall deliver to Agent all forms and agreements required by the insurer issuing the Key Executive Policy in order to have such assignment of the Key Executive Policy in favor of Agent, for itself and for the benefit of Lenders, acknowledged and reflected on the records of such insurer (all of which such forms shall have been executed by Borrower and any other party necessary thereto); provided, that no Default or Event of Default shall occur if the Borrower is unable to obtain coverage in the amounts or on the terms described herein or if premiums on any such policy exceed a commercially reasonable amount. Nothing contained in the foregoing or in any such forms and agreements required by the insurer shall be construed in any way to contradict or limit (but only to expand and extend) the grant of a security interest and Lien by Borrower in all now existing and hereafter arising General Intangibles and insurance policies provided for in Section 4.1 above.

(l)            Section 6.16(a) of the Existing Loan Agreement is hereby amended and restated to read in its entirety as follows:

(a)           Promptly, but in any event, not later than the Second Amendment Date, deliver or cause to be delivered to Agent (i) a joinder agreement to this Agreement fully executed by DDH Holdings, the Credit Parties and the Agent pursuant to which DDH Holdings shall become a Guarantor hereunder and become jointly and severally liable for the Obligations of the Guarantors hereunder and grant a lien and security interest in its property (to the extent such property would be included in the definition of Collateral), together with amended and restated and schedules to this Agreement, (ii) a fully executed Pledge Agreement by DDH Holdings and any Permitted Holders (other than Leah Woolford or any Person owned by Leah Woolford) owning Equity Interests of DDH, pursuant to which DDH Holdings and such Permitted Holders shall pledge all of the Equity Interests owned by such Person in DDH, (iii) such other documents (including without limitation, Control Agreements) as Agent deems necessary to grant to Agent a security interest in any property of DDH Holdings (to the extent such property would be included in the definition of Collateral), and (iv) any other documents Agent may reasonably require in connection with the forgoing, including without limitation, legal opinions, certificates, and any documentation and other information requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(m)          Section 6.16(d) of the Existing Loan Agreement is hereby amended and restated to read in its entirety as follows:

(d)           Deliver to Agent the Landlord Waiver Agreements as required under and in accordance with Section 4.5(c).

(n)           Schedule 1.2(b) to the Existing Loan Agreement is hereby amended and restated with Schedule 1.2(b) attached to this Amendment.

5.             Fees and Expenses. The Credit Parties agree to pay or reimburse Agent for all fees owing to Agent and all fees and expenses (including, without limitation, reasonable attorneys’ fees and legal expenses) incurred by Agent in connection with the preparation, negotiation and execution of this Amendment. In consideration of the agreements set forth herein, the Credit Parties agree to pay to Agent the fees set forth in the Second Amendment Fee Letter (as defined below).

6.             Waiver. Certain Events of Default have occurred and are continuing under: (a) Section 10.3(a) of the Loan Agreement as a result of Borrower’s failure to satisfy the post-closing conditions set forth in Section 6.16(a) of the Loan Agreement on or prior to thirty (30) days after the Qualified IPO and (b) Article X of the Loan Agreement arising out of the failure of the issuance of Equity Interests by DDH Holdings in the primary public offering that occurred on February 10, 2022 and closed on February 15, 2022 to constitute a Qualified IPO (as defined in the Loan Agreement prior to the date hereof) (such Events of Default, the “Existing Defaults”). Subject to the terms and conditions set forth herein, Agent hereby waives the Existing Defaults. The waiver pursuant to this Section 6 is limited to its express terms. The execution, delivery and effectiveness of the waiver set forth herein shall not operate as a waiver of any other right, power or remedy of the parties to the Loan Agreement or any other document, instrument, or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein. The execution, delivery and effectiveness of this waiver shall not imply in any manner that a similar waiver would be agreed to by Agent with respect to any future Default, Event of Default, breach or default under the Loan Agreement, and Agent expressly reserves the right to exercise all of its rights, powers, privileges and remedies authorized or permitted under the Loan Agreement or any Other Document, or available at law, equity or otherwise, in connection with any such future Default, Event of Default, breach or default.

7.             Post Closing. No later than sixty (60) days after the Second Amendment Date (or such later date agreed to by Agent in its sole discretion), Borrowers shall (a) close a working capital revolving credit facility (and deliver to Agent fully executed copies of all definitive financing documents with respect to such working capital facility) with commitments by the lenders thereunder in an amount not less than $5,000,000 and on such other terms substantially similar (or terms which are not more adverse in any material respect) to those set forth in the term sheet dated July 18, 2022 by and among DDH Holdings and Silicon Valley Bank, and (b) cause the agent and/or lenders, as applicable, of such working capital revolving credit facility to enter into an intercreditor agreement with Agent on terms substantially similar to those set forth in the Intercreditor Agreement.

8.             Ratification. Except as expressly provided herein, each Credit Party hereby (a) ratifies the Obligations and each of the Loan Agreement and the Other Documents to which it is a party, and agrees and acknowledges that the Loan Agreement and each of the Other Documents to which it is a party shall continue in full force and effect after giving effect to this Amendment; (b) ratifies and confirms that the security instruments executed by each Credit Party, as amended hereby, are not released, diminished, impaired, reduced, or otherwise adversely affected by the Loan Agreement and continue to secure the full payment and performance of the Obligations pursuant to their terms; (c) acknowledges the continuing existence and priority of the Liens granted, conveyed, and assigned to Agent for its benefit and for the ratable benefit of each Lender, under the security instruments; and (d) agrees that the Obligations include, without limitation, the Obligations (as amended by this Amendment). Except as expressly provided herein, nothing in this Amendment extinguishes, novates or releases any right, claim, Lien, security interest or entitlement of Agent or the Lenders created by or contained in any of such documents nor is any Credit Party released from any covenant, warranty or obligation created by or contained therein.

9.             Representations and Warranties. Each Credit Party hereby represents and warrants to Agent that (a) this Amendment has been duly authorized, executed, and delivered by each Credit Party; (b) no action of, or filing with, any Governmental Body is required to authorize, or is otherwise required in connection with, the execution, delivery, and performance by each Credit Party of this Amendment; (c) the Loan Agreement and the Other Documents, as amended by this Amendment, are valid and binding upon each Credit Party and are enforceable against each such Credit Party, in accordance with their respective terms, except as limited by Debtor Relief Laws; (d) the execution, delivery, and performance by each Credit Party of this Amendment does not require the consent of any other Person and do not and will not constitute a violation of any laws, agreements, or understandings to which each such Credit Party is a party or by which each such Credit Party is bound; (e) after giving effect to this Amendment, all representations and warranties in the Loan Agreement and the Other Documents are true and correct in all material respects except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respect as of such earlier date or (ii) the facts on which any of them were based have been changed by transactions contemplated or permitted by the Loan Agreement; and (f) after giving effect to this Amendment, no Default or Event of Default exists.

10.           Release. In consideration of the Agent and Lenders’ agreements herein, each Credit Party hereby (a) releases, acquits and forever discharges the Agent, each Lender and each of their respective agents, employees, officers, directors, partners, servants, representatives, attorneys, affiliates, successors and assigns (collectively, the “Released Parties”) from any and all liabilities, claims, suits, debts, liens, losses, causes of action, demands, rights, damages, costs and expenses of any kind, character or nature whatsoever, known or unknown, fixed or contingent, that such Credit Party may have or claim to have now against any Released Party or which might arise out of or be connected with any act of commission or omission of any Released Party existing or occurring on or prior to the date of this Agreement, including, without limitation, any claims, liabilities or obligations relating to or arising out of or in connection with the Advances, the Loan Agreement or the Other Documents (including, without limitation, arising out of or in connection with the initiation, negotiation, closing or administration of the transactions contemplated thereby or related thereto), from the beginning of time until the execution and delivery of this release and the effectiveness of this Agreement (the “Released Claims”) and (b) agrees forever to refrain from commencing, instituting or prosecuting any lawsuit, action or other proceeding against the Released Parties with respect to any and all Released Claims.

11.           Conditions to Effectiveness. The transactions contemplated by this Amendment shall be deemed to be effective as of the Effective Date, when the following have been satisfied in a manner satisfactory to Agent:

(a)           Amendment; Disbursement Agreement; Delayed Draw Term Loan Note. Agent receives a fully executed copy of (i) this Amendment; (ii) the disbursement agreement; and (iii) the Delayed Draw Term Loan Note.

(b)           Redemption Agreement. Agent receives a fully executed copy of that certain second amendment to redemption agreement by and between USDM Holdings, Inc. and Borrower;

(c)           Second Amendment Fee Letter. Agent receives a fully executed fee letter (the “Second Amendment Fee Letter”) by Borrower in form and substance satisfactory to Agent;

(d)           Pledge Agreement. Agent receives the Amendment and Joinder to Collateral Pledge Agreement executed by each pledgor party thereto;

(e)           Company Proceedings of Credit Parties. Agent receives a certificate from an Authorized Officer of Joining Guarantor: (i) attesting to the resolutions of Joining Guarantor’s Board of Directors or similar governing body authorizing its execution, delivery, and performance of the Loan Agreement and the Other Documents to which it is a party, (ii) authorizing specific officers of Joining Guarantor to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of Joining Guarantor;

(f)            Certificates. Agent receives, with respect to Joining Guarantor, a copy of the Certificate of Incorporation of Joining Guarantor, and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation together with copies of the bylaws of Joining Guarantor and all agreements of Joining Guarantor’s Equity Interest holders certified as accurate and complete by an Authorized Officer of Joining Guarantor;

(g)           Good Standing Certificates. Agent receives good standing certificates for Joining Guarantor, dated a recent date, issued by the Secretary of State or other appropriate official of Joining Guarantor’s jurisdiction of incorporation;

(h)           Legal Opinion. Agent receives the executed legal opinion of counsel to Joining Guarantor, which shall cover such matters incident to the transactions contemplated by the Loan Agreement, and certain material Other Documents and related agreements as Agent may reasonably require;

(i)            Fees and Expenses. Agent receives all fees payable to Agent and Lenders on or prior to the Effective Date, including under Section 5 hereof;

(j)            Insurance. Agent receives copies of the Credit Parties’ casualty insurance policies, together with lender loss payable endorsements naming Agent as lender loss payee, and copies of the Credit Parties’ liability insurance and cybersecurity insurance policies, together with endorsements naming Agent as a co-insured;

(k)           ABL Credit Agreement. Agent receives a copy the payoff letter executed by the ABL Lender and/or other evidence of payoff of the ABL Obligations under the ABL Loan Documents;

(l)            Background Checks. Agent and each Lender receive all documentation and other information requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and

(m)          Representations and Warranties. All representations and warranties set forth in this Amendment are true and correct in all material respects as set forth in Section 7 above.

12.           Counterparts. For the convenience of the parties, this Amendment may be executed in multiple counterparts, each of which for all purposes shall be deemed to be an original, and all such counterparts shall together constitute but one and the same agreement. Delivery of an executed counterpart of a signature page of this Amendment by telecopy, e-mail, facsimile transmission, electronic mail in “portable document format” (“.pdf”) form or other electronic means intended to preserve the original graphic and pictorial appearance of the item being sent shall be effective as a delivery of a manually executed counterpart of this Amendment.

13.           References to the Loan Agreement. Upon the effectiveness of this Amendment, (a) each reference in the Loan Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to the Existing Loan Agreement as amended hereby, and (b) each reference to the Loan Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Loan Agreement shall mean and be a reference to the Existing Loan Agreement as amended hereby.

14.           Effect. This Amendment is one of the Other Documents. The modifications set forth herein are limited precisely as written and shall not be deemed (a) to be a consent under or a waiver of or an amendment to any other term or condition in the Loan Agreement, or (b) to prejudice any right or rights which Agent or any Lender now has or may have in the future under or in connection with the Loan Agreement, as amended hereby, or any of the other documents referred to herein or therein.

15.           ENTIRE AGREEMENT. THIS AMENDMENT CONSTITUTES THE ENTIRE AGREEMENT BETWEEN THE PARTIES HERETO WITH RESPECT TO THE SUBJECT HEREOF. FURTHERMORE, IN THIS REGARD, THIS AMENDMENT, THE LOAN AGREEMENT AND THE OTHER DOCUMENTS REPRESENT, COLLECTIVELY, THE FINAL AGREEMENT AMONG THE PARTIES THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF SUCH PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG SUCH PARTIES.

16.           Governing Law. This Amendment, and all matters relating hereto or arising herefrom (whether arising under contract law, tort law or otherwise) shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by and construed in accordance with the laws of the State of New York.

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IN WITNESS WHEREOF, this Amendment is deemed executed effective as of the Effective Date.

BORROWER:

DIRECT DIGITAL HOLDINGS, LLC

By:	/s/ Keith W. Smith
Name: Keith W. Smith
Title: President

EXISTING GUARANTORS:

COLOSSUS MEDIA, LLC

By:	/s/ Keith W. Smith
Name: Keith W. Smith
Title: President

HUDDLE MASSES LLC

By:	/s/ Keith W. Smith
Name: Keith W. Smith
Title: President

ORANGE142, LLC

By:	/s/ Keith W. Smith
Name: Keith W. Smith
Title: President

UNIVERSAL STANDARDS FOR DIGITAL MARKETING, LLC

By:	/s/ Keith W. Smith
Name: Keith W. Smith
Title: President

[Signatures continue on following page]

Signature Page to
Second Amendment and Joinder to Term Loan and Security Agreement

JOINING GUARANTOR:

DIRECT DIGITAL HOLDINGS, INC.

By:	/s/ Keith W. Smith
Name: Keith W. Smith
Title: President

Signature Page to
Second Amendment and Joinder to Term Loan and Security Agreement

AGENT:

LAFAYETTE SQUARE LOAN SERVICING, LLC

By:	/s/ Damien Dwin
Name: Damien Dwin
Title: Chief Executive Officer

Signature Page to
Second Amendment and Joinder to Term Loan and Security Agreement

LENDERS:

LAFAYETTE SQUARE USA, INC., as a Lender

By:	/s/ Damien Dwin
Name: Damien Dwin
Title: Chief Executive Officer

Signature Page to
Second Amendment and Joinder to Term Loan and Security Agreement

Schedule 1.2(b)

Term Loan Commitment Percentage and Delayed Draw Term Loan Commitment Percentage

Lender	Term Loan Commitment Percentage	Delayed Draw Term Loan Commitment Percentage
LAFAYETTE SQUARE USA, INC.	100%	100%
TOTAL	100%	100%

Signature Page to
Second Amendment and Joinder to Term Loan and Security Agreement